Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated as of March 20, 2017 between Dennis M. McGrath, residing at 2 Colonial Court, Medford, NJ 08055 (“Executive”), and PAVmed Inc., a Delaware corporation having its principal office at One Grand Central Place, Suite 4600, New York, New York 10165 (“Company”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions herein set forth;

IT IS AGREED:

1.       Employment, Duties and Acceptance.

1.1   General. The Company hereby agrees to employ the Executive as its Executive Vice President and Chief Financial Officer. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Chief Executive Officer and Board of Directors (“Board”). The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as Executive Vice President and Chief Financial Officer. At the earliest time that his appointment will not result in the Company having less than a majority of independent directors (as defined under the listing standards of The Nasdaq Stock Market LLC), the Company shall appoint Executive as a director.

1.2   Full-Time Position. Executive accepts such employment and agrees to devote his best efforts and full time to promote the business and affairs of the Company and its affiliated entities and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder. Nothing herein, other than Section 5.4 below, shall be construed as preventing Executive from making and supervising personal investments, or serving on civic, philanthropic, educational, or charitable boards or committees, or with the prior written consent of the Board, in its sole discretion, on corporate boards so long as such activities are permitted under the Company’s Code of Conduct and employment practices. Executive acknowledges and agrees that Schedule 1.2 attached hereto represents a complete list of corporate boards on which the Executive serves as of the effective date of this agreement. Notwithstanding any provision of this Section to the contrary, in no event shall the Executive invest in any business competitive with the Company or that would otherwise violate the provisions of Section 5.4 below.

1.3   Location. Executive will perform his duties in New York, New York. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2.       Term. The term of Executive’s employment hereunder shall commence on March 20, 2017 (“Commencement Date”) and terminate on the two year anniversary of the Commencement Date (“Term”) unless terminated earlier as provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(c) shall no longer be in effect.

3.       Compensation and Benefits.

3.1   Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $285,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures. The Executive’s base salary shall be reviewed periodically by the Board or Committee (as defined below) pursuant to the Board or Committee’s normal performance review policies for senior level executives.

3.2   Bonus. In addition to the Base Salary, Executive shall be eligible to receive a discretionary performance bonus (“Bonus”) with a target of fifty percent (50%) of the Executive’s Base Salary as of December 31st of the preceding year based on Executive’s and the Company’s performance over the preceding year. The payment and amount of any Bonus shall be in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”).

3.3   Stock Options. Upon the Commencement Date, the Company shall grant Executive an option (“Option”) to purchase 250,000 shares of the Company’s Common Stock under the Company’s 2014 Long-Term Incentive Plan (“Plan”). The Option shall have an exercise price equal to the “Fair Market Value” (as defined in the Plan) of the Company’s Common Stock on such date and shall vest over three years in twelve equal quarterly installments.

3.4   Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time.

3.5   Vacation. Executive shall be entitled to twenty (20) days of paid vacation in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.6   Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company, including expenses relating to his laptop, cell phone or other similar devices, against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.7   Housing. The Company and Executive anticipate that Executive will relocate his primary work residence to the Greater New York City area prior to the completion of the Term. The Company shall pay Executive an aggregate of up to $2,250 per month to cover temporary housing (including hotel or apartment rental) and travel expenses for a period of up to 12 months from the Commencement Date.

4.        Termination.

4.1   Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2   Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred eighty (180) days. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3   By Company for “Cause” or By the Executive Without “Good Reason”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause.” As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out any lawful direction of the Board which are of a material nature and consistent with his status as Executive Vice President and Chief Financial Officer (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b). The Company shall also pay such amount to Executive upon his termination of employment without “Good Reason” (as defined below), which Executive shall have the right to do on at least thirty (30) days written notice to the Company.

4.4   By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties or responsibilities with the Company

(other than as a director of the Company) that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (d) a change of the principal office or work place assigned to the Executive to a location more than 35 miles distant from its location immediately prior to such change; (e) a material reduction of the Executive’s Base Salary or bonus opportunity, unless pursuant to a reduction in such items applicable proportionally to all senior management and board members; or (f) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b), (c), (d) or (e) above, unless Executive shall have given written notice to the Company within a period not to exceed thirty (30) calendar days of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b), (c), (d), or (e) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.5   By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.6   Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a)          Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks); (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination; (iv) all valid expense reimbursements, and (v) all accrued but unused vacation pay.

(b)          Payment Upon Termination by the Company For “Cause” or by the Executive Without Good Reason. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination (ii) all valid expense reimbursements and (ii) all unused vacation pay through the date of termination required by law to be paid.

(c)          Payment Upon Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary (at the rate in effect immediately before Executive’s termination or resignation, as applicable) due Executive pursuant to Section 3.1 hereof for six (6) months from the date of termination or until the end of the Term, whichever is earlier, payable in accordance with Section 3.1; (ii) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks); (iii) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (iv) all valid expense reimbursements; (v) to the extent the Executive timely elects to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse the Executive, on a monthly basis, an amount equal to the full monthly premium for such coverage, from the date of termination until the date six (6) months following the date of termination (the COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing period); and (vi) all accrued but unused vacation pay, subject, in the case of clause (i) and (ii), to Executive’s compliance with Section 5 and to Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company and such release becoming effective,.

(d)          Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

5.       Protection of Confidential Information; Non-Competition.

5.1   Acknowledgment. Executive acknowledges that:

(a)          As a result of his employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)          The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2   Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by law, regulation, stock exchange rule, court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3   Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4   Non-competition. During the Term and for a period of two (2) years thereafter, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in the medical device industry (or any other business) which is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of termination (as used herein “material” means a business which generated at least 10% of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available) (“Competitive Business”); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in any manner he chooses, provided, however, that Executive may not, during the period referred to in this Section 5.4, own more than 4.9% of the equity securities of any Competitive Business.

5.5   Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6   Modification. If any provision of Sections 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7   Survival. The provisions of this Section 5 shall survive the termination of employment under this Agreement for any reason, except in the events that Executive’s employment is terminated by the Company without “Cause,” or if Executive terminates this Agreement with “Good Reason,” in either of which events, clauses (i), (ii) and (iii) of Section 5.4 shall be null and void and of no further force or effect. The non-renewal of this Agreement at the end of the Term shall not be deemed to be a termination by the Company without “Cause”.

6.       Miscellaneous Provisions.

6.1   Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1, or sent via email or facsimile.

If to Executive:

Dennis M. McGrath

2 Colonial Court

Medford, NJ 08055

Email: dennis.mcgrathcpa@gmail.com

Facsimile: (609)-953-9303

With a copy in either case to:

Pavia & Harcourt LLP

590 Madison Avenue

New York, New York 10022

Attn: Adam D. Mitzner, Esq.

Facsimile: 212-969-2900

If to the Company:

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

Attn: Lishan Aklog, M.D.

Email: la@pavmed.com

Facsimile: (212) 634-7403

With a copy in either case to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10170

Attn: David Alan Miller; Jeffrey M. Gallant

Email: dmiller@graubard.com; jgallant@graubard.com

Facsimile: (212) 818-8881

6.2   Entire Agreement; Waiver. This Agreement, the Option and the separate indemnification agreement being entered simultaneously herewith sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3   Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4   Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5   Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6   Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

6.7   Preparation of Agreement. This Agreement has been prepared by Graubard Miller (“GM”) solely as counsel to the Company.  GM is not acting as legal counsel nor providing any legal representation or consultative services to Executive in connection with the Agreement and the Company has advised Executive to seek the advice of other counsel in connection with the negotiation and preparation of this Agreement.

7.       Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the non-moving parties jurisdiction in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

8.        Attorneys’ Fees. Except as provided in Section 7 above, in any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees shall be included as part of such judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PAVMED INC.

By:	/s/ Lishan Aklog
	Name:	LISHAN AKLOG
	Title:	Chairman & CEO

/s/ Dennis M. McGrath
DENNIS M. MCGRATH

Schedule 1.2. Schedule of Consultancy, Advisory, or Board of Directors

PhotoMedex, Inc. (Nasdaq: PHMD)

DarioHealth Corp. (Nasdaq: DRIO – formerly LabStyle Innovations)

Cagent Vascular, LLC – Wayne, Pa.

Palvella Therapeutics, LLC – Wayne, Pa.

Taylor University Board of Visitors – Upland, Ind.

Manor College Board of Trustees, Jenkintown, Pa.

Noninvasive Medical Technologies, Inc. – Las Vegas, Nev.